Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements and related prospectuses:
     (1)   Registration Statement (Form S-3 No. 333-171598) pertaining to the Shelf Registration Statement of Delek US Holdings, Inc.,
     (2)   Registration Statement (Form S-8 No. 333-167052) pertaining to the 2006 Long-Term Incentive Plan of Delek US Holdings, Inc.,
     (3)   Registration Statement (Form S-8 No. 333-134495) pertaining to the 2006 Long-Term Incentive Plan and the Executive Employment              Agreement Share Purchase Rights of Delek US Holdings, Inc.,
of our reports dated March 11, 2011, with respect to the consolidated financial statements and schedule of Delek US Holdings, Inc., and the effectiveness of internal control over financial reporting of Delek US Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
Nashville, Tennessee
March 11, 2011